Exhibit 4.2

Execution Version

AMENDMENT TO ARRANGEMENT AGREEMENT

THIS AMENDING AGREEMENT dated January 26, 2021

AMONG:

VERANO HOLDINGS, LLC, a limited liability company existing under the Laws of the State of Delaware (“Verano”)

- and -

MAJESTA MINERALS INC., a corporation existing under the Laws of the Province of Alberta (“Pubco”)

- and -

1276268 B.C. LTD., a corporation existing under the Laws of the Province of British Columbia (“Finco”)

- and -

1277233 B.C. LTD., a corporation existing under the Laws of the Province of British Columbia (“BC Newco”)

- and -

1278655 B.C. LTD., a corporation existing under the Laws of the Province of British Columbia (“Pubco Sub”)

RECITALS:

A.	On December 14, 2020, the Parties entered into the arrangement agreement (the “Arrangement Agreement”).

B.	The Parties wish to amend the Arrangement Agreement on the terms and conditions contained in this amending agreement (the “Amending Agreement”).

C.	Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Arrangement Agreement.

THIS AMENDING AGREEMENT WITNESSES THAT in consideration of the covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties hereto covenant and agree as follows:

1.	In Section 1.1 of the Arrangement Agreement,

(a)	the definition of “Mailing Deadline” is deleted in its entirety and replaced with the following:

“Mailing Deadline” means January 5, 2021;

(b)	the definition of “Meeting Deadline” is deleted in its entirety and replaced with the following:

“Meeting Deadline” means January 27, 2021;

2.	The form of Plan of Arrangement attached as Schedule “A” of the Arrangement Agreement is deleted in its entirety and replaced with the form of Plan of Arrangement attached as Schedule “A” hereto.

3.	Except as otherwise expressly provided herein, the Arrangement Agreement is hereby ratified and confirmed in all respects and shall remain and continue in full force and effect.

4.	The Parties hereby agree that on and after the date first referenced above, each reference in the Arrangement Agreement to “this Agreement” shall mean and be a reference to the Arrangement Agreement, as amended by this Amending Agreement.

5.	This Amending Agreement shall be governed, including as to validity, interpretation and effect, by the Laws of the Province of British Columbia and the Laws of Canada applicable therein. Each of the Parties hereby irrevocably attorns to the non-exclusive jurisdiction of the courts of the Province of British Columbia in respect of all matters arising under and in relation to this Amending Agreement. EACH PARTY TO THIS AMENDING AGREEMENT HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AMENDING AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AMENDING AGREEMENT.

6.	Each Party hereto shall, from time to time, and at all times hereafter, at the request of any other Party, but without further consideration, do, or cause to be done, all such other acts and execute and deliver, or cause to be executed and delivered, all such further agreements, transfers, assurances, instruments or documents as shall be reasonably required in order to fully perform and carry out the terms and intent hereof and the transactions contemplated hereby.

7.	This Amending Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed facsimile, portable document format or similar executed electronic copy of this Agreement, and such facsimile, portable document format or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

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IN WITNESS WHEREOF Pubco, Verano, BC Newco, Finco and Pubco Sub have caused this Amending Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MAJESTA MINERALS INC.

By:	“Michael Stein”
Name:	Michael Stein
Title:	CEO & Director

VERANO HOLDINGS, LLC

By:	“George Archos”
Name:	George Archos
Title:	CEO

1277233 B.C. LTD.

By:	“George Archos”
Name:	George Archos
Title:	Director

1276268 B.C. LTD.

By:	“Darren Weiss”
Name:	Darren Weiss
Title:	President

1278655 B.C. LTD.

By:	“Michael Stein”
Name:	Michael Stein
Title:	President and Director

[Amending Agreement – Arrangement Agreement]

SCHEDULE “A”

PLAN OF ARRANGEMENT

See attached.

UNDER SECTION 288 OF THE

BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA)

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Plan of Arrangement, unless the context otherwise requires, capitalized terms used but not defined shall have the meanings ascribed to them below:

“ABCA” means the Business Corporations Act (Alberta), and the regulations made thereunder, as now in effect and as such act and regulations may be promulgated or amended from time to time;

“Affected Person” has the meaning ascribed thereto in Section 5.4 of this Plan of Arrangement;

“Affected Securities” has the meaning ascribed thereto in Section 5.8 of this Plan of Arrangement; “AME” means Alternative Medical Enterprises, LLC;

“AME Agreement and Plan of Merger” means the agreement and plan of merger dated November 6, 2020 among Verano, AME, POR, RVC and a member representative, as amended on December 14, 2020 as it may be further amended and restated from time to time;

“AME Exchange Agreement” means an exchange agreement to be entered into among each of the Canadian AME Members and Pubco prior to the effective time of the AME Merger pursuant to which such Canadian AME Members will exchange and transfer their interest in AME to Pubco in exchange for their portion of the Consideration payable to AME Members under the AME Agreement and Plan of Merger and the Arrangement Agreement and in respect of which such Canadian AME Members and the Resulting Issuer will make and file a joint income tax election under Section 85 of the Tax Act;

“AME Merger” means the merger of LLC2 with and into AME with AME continuing as the surviving company in accordance with and under the laws of the State of Delaware and the AME Agreement and Plan of Merger;

“AME Member” means a member of AME;

“AME Unit” means a unit of AME;

“Arrangement” means the arrangement of Pubco under Division 5 of Part 9 of the BCBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the Arrangement Agreement, Article 6 of this Plan of Arrangement or made at the direction of the Court in the Final Order;

“Arrangement Agreement” means the arrangement agreement dated December 14, 2020 among Verano, Pubco, BC Newco, Finco and Pubco Subco as the same may be amended, amended and restated or supplemented from time to time;

“BC Amalgamation” means the amalgamation of Pubco and BC Newco pursuant to this Plan of Arrangement, with the Resulting Issuer as the successor corporation;

“BC Newco” means 1277233 B.C. Ltd., a company existing under the BCBCA;

“BC Newco Shares” means the issued and outstanding common shares of BC Newco;

“BCBCA” means the Business Corporations Act (British Columbia), and the regulations made thereunder, as now in effect and as such act and regulations may be promulgated or amended from time to time;

“Board Nominees” means George Archos, R. Michael Smullen, Cristina Nuñez, Matthew Paunen and Edward Brown or such other persons determined by the Transacting Parties and the Companies (as such term is defined in the AME Agreement and Plan of Merger);

“Broker” has the meaning ascribed thereto in Subsection 5.4(a) of this Plan of Arrangement;

“Business Day” means any day, other than a Saturday, a Sunday or a statutory or civic holiday in any of Vancouver, British Columbia; Toronto, Ontario; Chicago, Illinois; Phoenix, Arizona; Miami, Florida; and Wilmington, Delaware;

“Canadian AME Members” means AME Members who are Canadian Electors;

“Canadian Elector” means (a) a person who is a resident of Canada within the meaning of the Tax Act who is not exempt from tax under Part I of the Tax Act, or (b) a “Canadian partnership” within the meaning of the Tax Act, at least one member of which is described in (a), in each case who may make a joint election with Pubco under subsection 85(1) of the Tax Act in respect of the disposition of their Affected Securities to Pubco under the Plan of Arrangement;

“Cash Consideration” means the cash consideration payable to certain AME Members pursuant to the AME Agreement and Plan of Merger;

“Code” means the U.S. Internal Revenue Code of 1986, as amended;

“Consideration” means (in each case as set forth in, and subject to adjustment in accordance with, the Arrangement Agreement or other applicable Transaction Agreement), the consideration to be received by holders of Verano Units, AME Units, POR Units, RVC Units, Pubco Shares, Finco Shares, units of Verano Blockercos, and units of Partially Owned Verano Subsidiaries including Resulting Issuer Subordinate Voting Shares, Resulting Issuer Proportionate Voting Shares, Cash Consideration and Resulting Issuer Convertible Notes;

“Continuance” means the continuance of Pubco from the Province of Alberta to the Province of British Columbia pursuant to Sections 302 and 303 of the BCBCA and Section 189 of the ABCA;

“Conveyance Agreement” means the agreement conveying all the assets of Finco Amalco to Pubco to be entered into between Pubco and Finco Amalco in connection with the Finco Windup;

“Court” means the Supreme Court of British Columbia;

“CSE” means the Canadian Securities Exchange;

“Depository” means any one or more Canadian trust companies, banks or other financial institutions determined by Verano for the purpose of, among other things, (i) issuing certificates representing Resulting Issuer Shares and distributing Resulting Issuer Convertible Notes in connection with this Plan of Arrangement; and (ii) exchanging certificates representing Pubco Shares for certificates representing Resulting Issuer Subordinate Voting Shares or Resulting Issuer Proportionate Voting Shares, as applicable;

“Effective Date” means the date that Verano determines will be the date upon which the Arrangement becomes effective subject to the satisfaction or, where not prohibited, waiver of those conditions to be satisfied as of the Effective Date by the applicable party as set forth in the Arrangement Agreement excluding conditions that, by their terms, cannot be satisfied until the Effective Date;

“Effective Time” means 12:01 a.m. on the Effective Date, or such other time as the Parties agree in writing;

“Final Order” means the final order of the Court pursuant to Section 291 of the BCBCA, in a form acceptable to the Transacting Parties, each acting reasonably, approving the Arrangement, as such order may be amended by the Court (with the consent of the Transacting Parties which consent shall not be unreasonably withheld, conditioned or delayed) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to the Transacting Parties, each acting reasonably) on appeal;

“final proscription date” has the meaning ascribed thereto in Section 5.5 of this Plan of Arrangement;

“Finco” means 1276268 B.C. Ltd., a company incorporated under the laws of British Columbia; “Finco Amalco” means the company formed upon the Finco Amalgamation;

“Finco Amalco Windup” means the conveyance of all of the assets of Finco Amalco to Pubco and the assumption by Pubco of the liabilities of Finco Amalco pursuant to the Conveyance Agreement in connection with the winding up of Finco Amalco, all in accordance with subsection 88(1) of the Tax Act;

“Finco Amalgamation” means the amalgamation of Finco and Pubco Subco pursuant to the terms of the Finco Amalgamation Agreement;

“Finco Amalgamation Agreement” means the amalgamation agreement to be entered into between Finco, Pubco and Pubco Subco prior to the Effective Time, pursuant to which Pubco shall issue to each holder of Finco Shares a Pubco Subordinate Voting Share on a one for one basis;

“Finco Share” means a common share of Finco;

“Governmental Entity” means: (a) any multinational, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign; (b) any stock exchange, including the CSE; (c) any subdivision, agent, commission, board or authority of any of the foregoing; or (d) any quasi-governmental body, including any tribunal, commission, regulatory agency or self-regulatory organization, exercising any jurisdiction, regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity;

“Initial BC Newco Shareholder” means the initial holder of the issued and outstanding BC Newco Shares;

“Interim Order” means the interim order of the Court contemplated by Section 2.2 of the Arrangement Agreement and made pursuant to Section 291 of the BCBCA, in a form acceptable to the Transacting Parties, each acting reasonably, providing for, among other things, the calling and holding of the Pubco Meeting and, as the same may be amended by the Court (with the consent of the Transacting Parties, each acting reasonably);

“Law” or “Laws” means all laws (including common law), by-laws, statutes, rules, regulations, principles of law and equity, rulings, ordinances, Governmental Orders or other requirements, whether domestic or foreign, including but not limited to, all applicable requirements of federal, state, provincial and municipal, city, county or other local government laws, rules and regulations and guidelines regarding regulated medical and adult use cannabis businesses and activities, and the terms and conditions of any Permit of or from any Governmental Entity or self-regulatory authority (including the CSE), but excluding provisions of any U.S. federal laws or regulations applicable to cannabis, including the Controlled Substances Act, 21 U.S.C. ch.13 § 801 et. seq., or related federal law that prohibit the cultivation, processing, sale or possession of cannabis and provisions of U.S. federal law that may be violated due to the federal illegality of cannabis including, but not limited to U.S. federal money laundering laws (Title 18 U.S.C. § 1956, 1957), and the term “applicable” with respect to such Laws and in a context that refers to a Party, means such Laws as are applicable to such Party and/or its Subsidiaries or their business, undertaking, property or securities and emanate from a Person having jurisdiction over the Party and/or its Subsidiaries or its or their business, undertaking, property or securities;

“Letter of Transmittal” means the letter of transmittal to be forwarded by Pubco to Pubco Shareholders together with Pubco’s management information circular prepared in connection with the Pubco Meeting and/or such other equivalent form of letter of transmittal acceptable to Verano acting reasonably as forwarded to the holders of other Affected Securities;

“Liens” means any hypothecs, mortgages, pledges, assignments, liens, charges, security interests, encumbrances and adverse rights or claims, other third party interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing;

“LLC1” means a limited liability company formed by Pubco under the laws of Delaware for purposes of the Verano Merger, all of the membership interests of which are held by Pubco immediately prior to the Verano Merger;

“LLC2” means a limited liability company formed by Pubco under the laws of Delaware for purposes of the AME Merger, all of the membership interests of which are held by Pubco immediately prior to the AME Merger;

“LLC3” means a limited liability company formed by Pubco under the laws of Delaware for purposes of the POR Merger, all of the membership interests of which are held by Pubco immediately prior to the POR Merger;

“LLC4” means a limited liability company formed by Pubco under the laws of Delaware for purposes of the RVC Merger, all of the membership interests of which are held by Pubco immediately prior to the RVC Merger;

“Other POR Owners” means the holders of membership interests of POR other than AME and POR Holdings;

“Other Verano Subsidiary Owner” means a holder of securities of Partially-Owned Verano Subsidiaries other than Verano;

“Other Verano Unitholders” means the holders of membership interests of Verano other than the Verano Blockercos;

“Partially Owned Verano Subsidiaries” means Saint Chicago Holdings, LLC, Red Med Holdings, LLC, Verano NJ Holdings, LLC and VHGCA Holdings, LLC, each a subsidiary or affiliate of Verano that is partially owned by Persons other than Verano;

“Parties” means Pubco, Verano, BC Newco, Finco and Pubco Subco, and “Party” means any of them;

“Permit” means any license, permit, certificate, consent, grant, approval, agreement, classification, restriction, registration, filing, notification or other authorization of, to, from or required by any Governmental Entity, including, but not limited to, all licenses, permits, and approvals necessary and required by applicable state, provincial and municipal Governmental Entities for the conduct of regulated medical and adult use cannabis businesses and activities;

“Person” includes an individual, firm, trust, partnership, association, body corporate, unlimited liability corporation, limited liability company, joint venture, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity or group of Persons, whether or not having legal status;

“POR” means Plants of Ruskin GPS LLC, a limited liability company organized under the laws of Delaware;

“POR Holdings” means POR Holdings, LLC, a limited liability company organized under the laws of Florida;

“POR Holdings Exchange Agreement” means the exchange agreement to be entered into between POR Holdings and Pubco prior to the Effective Time pursuant to which POR Holdings will exchange and transfer all of its interest in POR to Pubco in exchange for its portion of the Consideration payable to POR Members under the AME Agreement and Plan of Merger and the Arrangement Agreement;

“POR Merger” means the merger of LLC3 with and into POR with POR continuing as the surviving company in accordance with and under the laws of the State of Delaware and the AME Agreement and Plan of Merger;

“POR Unit” means a common unit of POR;

“Pubco” means Majesta Minerals Inc., a corporation existing under the ABCA prior to the Continuance and under the BCBCA after the Continuance;

“Pubco Arrangement Resolution” means the special resolution of the Pubco Shareholders approving this Plan of Arrangement to be considered at the Pubco Meeting, substantially in the form attached as Schedule B to the management information circular to be sent to Pubco Shareholders in connection with the Pubco Meeting;

“Pubco Assumption Agreement” means an agreement between Pubco and Verano pursuant to which Pubco shall assume the rights and obligations of Verano under the AME Agreement and Plan of Merger;

“Pubco Convertible Notes” means the promissory notes convertible into Pubco Subordinate Voting Shares and Pubco Proportionate Voting Shares to be issued pursuant to the AME Agreement and Plan of Merger;

“Pubco Dissent Rights” means the rights of dissent exercisable by the registered Pubco Shareholders in respect of the Arrangement pursuant to Division 2 of Part 8 of the BCBCA, as modified by Article 4 of this Plan of Arrangement, the Interim Order and the Final Order;

“Pubco Dissenting Shareholder” means a registered Pubco Shareholder who duly exercises its Pubco Dissent Rights with respect to the Arrangement, and who has not withdrawn or been deemed to have withdrawn such exercise of Pubco Dissent Rights;

“Pubco Dissenting Shares” means Pubco Shares held by a Pubco Dissenting Shareholder who has demanded and perfected Pubco Dissent Rights in respect of its Pubco Shares in accordance with Article 4 of this Plan of Arrangement and the Interim Order and who, as of the Effective Time, has not effectively withdrawn or lost such Pubco Dissent Rights;

“Pubco Meeting” means the annual and special meeting of Pubco Shareholders, including any adjournment or postponement thereof, to be called and held for the purpose of obtaining the approval of the Pubco Meeting Matters, among other things, in accordance with the Interim Order, as applicable;

“Pubco Meeting Matters” means the Pubco Arrangement Resolution, the Resulting Issuer Equity Incentive Plan Resolution and other matters proposed by Verano on which the Pubco Shareholders will vote at the Pubco Meeting, in accordance with the Interim Order, as applicable;

“Pubco Name Change” means the change of the name of Pubco from Majesta Minerals Inc. to Verano Holdings Corp. or such other name as is determined by Verano and approved by the Registrar;

“Pubco Proportionate Voting Shares” means Class B proportionate voting shares of Pubco which will have substantially the same special rights and restrictions as the Resulting Issuer Proportionate Voting Shares;

“Pubco Share Amendment” means the creation of Pubco Proportionate Voting Shares and the alteration of the notice of articles and articles of Pubco to add special rights and restrictions to the “common shares” of Pubco and change the identifying name of the “common shares” of Pubco to “Class A subordinate voting shares”;

“Pubco Share Consolidation” mean the consolidation of the Pubco Shares on the basis that will result in 100,000 issued and outstanding Pubco Shares upon completion of the consolidation;

“Pubco Shareholders” means the holders of Pubco Shares at the applicable time;

“Pubco Shares” means the common shares in the capital of Pubco prior to the Pubco Share Amendment and the Pubco Subordinate Voting Shares and Pubco Proportionate Voting Shares, after the Pubco Share Amendment;

“Pubco Subco” means 1278655 B.C. Ltd., a wholly owned subsidiary of Pubco formed under the laws of British Columbia;

“Pubco Subordinate Voting Shares” means Class A subordinate voting shares of Pubco which will have substantially the same special rights and restrictions as the Resulting Issuer Subordinate Voting Shares;

“Registrar” means the Registrar of Companies appointed under Section 400 of the BCBCA; “Resulting Issuer” has the meaning ascribed thereto in Subsection 3.2(o);

“Resulting Issuer Convertible Notes” means the Pubco Convertible Notes which will become the obligations of the Resulting Issuer following the BC Amalgamation;

“Resulting Issuer Equity Incentive Plan” means the equity incentive plan of the Resulting Issuer the form of which is to be agreed upon between the Transacting Parties, each acting reasonably, and acceptable to the CSE and which is to be voted on at the Pubco Meeting;

“Resulting Issuer Proportionate Voting Shares” means the Class B proportionate voting shares of the Resulting Issuer, with the special rights and restrictions substantially as set forth in Schedule “F” to the Arrangement Agreement;

“Resulting Issuer Shares” means, collectively, the Resulting Issuer Subordinate Voting Shares and the Resulting Issuer Proportionate Voting Shares;

“Resulting Issuer Subordinate Voting Shares” means the Class A subordinate voting shares of the Resulting Issuer, with the special rights and restrictions substantially as set forth in Schedule “F” to the Arrangement Agreement;

“RVC” means RVC 360, LLC, a limited liability company organized under the laws of Delaware;

“RVC Merger” means the merger of LLC4 with and into RVC and RVC continuing as the surviving company in accordance with and under the laws of the State of Delaware and the AME Agreement and Plan of Merger;

“RVC Unit” means a common unit of RVC;

“Subsidiary” has the meaning ascribed thereto in National Instrument 45-106 - Prospectus Exemptions;

“Tax Act” means the Income Tax Act (Canada) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time;

“Transaction Agreements” means the Arrangement Agreement, the Finco Amalgamation Agreement, the Verano Agreement and Plan of Merger, the Verano Blockerco Exchange Agreements, the Verano Subsidiary Exchange Agreements, the AME Exchange Agreements, the AME Agreement, Plan of Merger or the POR Holdings Exchange Agreement and the Pubco Assumption Agreement;

“Transacting Parties” means Verano and Pubco, and “Transacting Party” means either of them;

“Verano” means Verano Holdings, LLC, a limited liability company existing under the Laws of the State of Delaware;

“Verano Agreement and Plan of Merger” means the agreement and plan of merger to be entered into prior to the Effective Time among Verano, Pubco and LLC1;

“Verano Blockerco” means a Verano Member that is an entity formed in a state of the United States that is owned by Verano Blockerco Members, that solely holds Verano Units and the Verano

Blockerco Members of which have entered into a Verano Blockerco Exchange Agreement;

“Verano Blockerco Exchange Agreement” means an exchange agreement pursuant to which a Verano Blockerco Member shall exchange its ownership interests in a Verano Blockerco for Pubco Subordinate Voting Shares and in respect of which such Verano Blockerco Member and the Resulting Issuer may make and file a joint income tax election under Section 85 of the Tax Act;

“Verano Blockerco Member” means a member or a securityholder of a Verano Blockerco who is a Canadian Elector;

“Verano Members” means the members of Verano;

“Verano Merger” means the merger of LLC1 with and into Verano with Verano continuing as the surviving company in accordance with and under the laws of the State of Delaware and the Verano Agreement and Plan of Merger;

“Verano Subsidiary Exchange Agreement” means an exchange agreement pursuant to which an Other Verano Subsidiary Owner shall exchange its securities of a Partially Owned Verano

Subsidiary for Pubco Subordinate Voting Shares and Pubco Proportionate Voting Shares;

“Verano Unit” means a Class B Unit of Verano; and

“Withholding Obligation” shall have the meaning ascribed thereto in Section 5.4 of this Plan of Arrangement.

In addition, words and phrases used herein and defined in the BCBCA and not otherwise defined herein shall have the same meaning herein as in the BCBCA unless the context otherwise requires.

1.2	Interpretation Not Affected by Headings

For the purposes of this Plan of Arrangement, except as otherwise expressly provided:

(a)	“this Plan of Arrangement” means this Plan of Arrangement, including the recitals hereof, and not any particular Article, Section, Subsection or other subdivision or recital hereof, and includes any agreement, document or instrument entered into, made or delivered pursuant to the terms hereof, as the same may, from time to time, be supplemented or amended and in effect;

(b)	the words “hereof”, “herein”, “hereto” and “hereunder” and other word of similar import refer to this Plan of Arrangement as a whole and not to any particular Article, Section, Subsection, or other subdivision or recital hereof;

(c)	all references in this Plan of Arrangement to a designated “Article”, “Section”, “Subsection” or other subdivision or recital hereof are references to the designated Article, Section, Subsections or other subdivision or recital to, this Plan of Arrangement;

(d)	the division of this Plan of Arrangement into Articles, Sections, Subsections and other subdivisions or recitals and the insertion of headings and captions are for convenience of reference only and are not intended to interpret, define or limit the scope, extent or intent of this Plan of Arrangement or any provision hereof;

(e)	a reference to a statute in this Plan of Arrangement includes all regulations, rules, policies or instruments made thereunder, all amendments to the statute, regulations, rules, policies or instruments in force from time to time, and any statutes, regulations, rules, policies or instruments that supplement or supersede such statute, regulations, rules, policies or instruments;

(f)	the word “or” is not exclusive;

(g)	the word “including” is not limiting, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto; and

(h)	all references to “approval”, “authorization” or “consent” in this Plan of Arrangement means written approval, authorization or consent.

1.3          Number and Gender

In this Plan of Arrangement, unless the context otherwise requires, words importing the singular shall include the plural and vice versa, words importing the use of either gender shall include both genders and neuter.

1.4          Date for any Action

If the date on which any action is required to be taken hereunder is not a Business Day in the jurisdiction where such action is to be taken, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.5          Currency

Unless otherwise stated, all references in this Plan of Arrangement to sums of money are expressed in lawful money of the United States and “$” refers to United States dollars unless otherwise noted.

1.6          Time

Time shall be of the essence in every matter or action contemplated hereunder. All times expressed herein are local time in British Columbia, Canada unless otherwise stipulated herein.

ARTICLE 2

ARRANGEMENT AGREEMENT

2.1           Arrangement Agreement

This Plan of Arrangement is made pursuant to, and is subject to the provisions of, the Arrangement Agreement, except in respect of the sequence of the steps comprising the Arrangement, which shall occur in the order set forth herein.

ARTICLE 3

THE BUSINESS COMBINATION

3.1          Binding Effect

This Plan of Arrangement shall, without any further act or formality required on the part of any Person, except as expressly provided herein, become effective at, and be binding at and after, the Effective Time on Pubco, Verano, AME, POR, RVC, BC Newco, Finco, Finco Amalco, the Resulting Issuer, POR Holdings, Canadian AME Members, Verano Blockercos, the Partially Owned Verano Subsidiaries and all registered and beneficial holders of securities of the foregoing Persons and their subsidiaries including Pubco Dissenting Shareholders, the registrar and transfer agent of Pubco and the Resulting Issuer; the Depository; and all other Persons served with notice of the final application to approve this Plan of Arrangement.

3.2          Arrangement

Subject to receipt of the Final Order, on the Effective Date, commencing at the Effective Time, the following events or transactions shall occur and be deemed to occur sequentially, in the following order, without any further act or formality required on the part of any Person, except as expressly provided herein, notwithstanding that certain of the procedures related thereto are not completed until after such time:

(a)	each Pubco Dissenting Share held by a Pubco Dissenting Shareholder in respect of which a Pubco Shareholder has validly exercised his, her or its Pubco Dissent Rights shall be deemed to be transferred by such Pubco Dissenting Shareholder to Pubco (free and clear of any Liens of any nature whatsoever) in accordance with and for the consideration set forth in Article 4 hereof, and such Pubco Dissenting Shareholder shall cease to be a holder of such Pubco Share and his, her or its name shall be removed from the central securities register of Pubco as a holder of a Pubco Dissenting Share. Such Pubco Dissenting Shareholder shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to transfer such Pubco Dissenting Shares to Pubco in accordance with this Subsection. Pubco shall be the holder of all of the Pubco Dissenting Shares transferred in accordance with this Subsection and such Pubco Shares will be cancelled and the central securities register of Pubco shall be revised accordingly;

(b)	Pubco shall complete the (i) Pubco Share Consolidation, (ii) the Pubco Share Amendment; and (iii) the Pubco Name Change which shall take effect on the date and time that the notice of alteration of Pubco’s articles in respect of the Pubco Share Amendment and the Pubco Name Change is filed with the Registrar;

(c)	Finco and Pubco Subco shall amalgamate to form Finco Amalco in accordance with and under Section 269 of the BCBCA pursuant to the Finco Amalgamation Agreement and (i) without limiting the generality of the above, the separate legal existence of Finco and Pubco Subco shall cease without Pubco Subco being liquidated or wound up, and Finco and Pubco Subco shall continue as one company, Finco Amalco, under the terms and conditions prescribed in this Plan of Arrangement; (ii) the property, rights and interests of each of Finco and Pubco Subco shall continue to be the property, rights and interests of Finco Amalco; (iii) Finco Amalco shall continue to be liable for the obligations of each of Finco and Pubco Subco; (iv) Finco Amalco shall be deemed to be the party plaintiff or the party defendant, as the case may be, in any civil action commenced by or against either Finco or Pubco Subco before the amalgamation has become effective; (v) a conviction against, or a ruling, order or judgment in favour of or against, either Finco or Pubco Subco may be enforced by or against Finco Amalco; (vi) the notice of articles and articles of Finco Amalco shall be substantially identical to the notice of articles and articles of Finco; (vii) each Finco Share held by a holder thereof will be cancelled and the holder’s name shall be removed from the central securities register of Finco, and in consideration therefor, the holder thereof shall receive a fully paid and non-assessable Pubco Subordinate Voting Share on the basis of one Pubco Subordinate Voting Share for each Finco Share and the registered holder thereof shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to exchange such Finco Share in accordance herewith; (viii) each share of Pubco Subco held by Pubco will be cancelled and the holder’s name shall be removed from the central securities register of Pubco Subco, and in consideration therefor, the holder thereof shall receive a fully paid and non-assessable shares of Finco Amalco on the basis of one share of Finco Amalco for each share of Pubco Subco and the registered holder thereof shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to exchange such share of Pubco Subco in accordance herewith; (ix) in consideration for Pubco’s issuance of Pubco Subordinate Voting Shares, Finco Amalco shall issue to Pubco one Finco Amalco Share for each Pubco Subordinate Voting Share; (x) the registered office of Finco Amalco shall be the registered office of Finco; and (xi) the amount added to the capital of the Pubco Subordinate Voting Shares shall be the amount of the paid-up capital (as that term is used for purposes of the Tax Act) of the Finco Shares immediately prior to the Finco Amalgamation;

(d)	the Finco Amalco Windup shall occur pursuant to the terms of the Conveyance Agreement;

(e)	the Board Nominees shall be appointed as directors of Pubco;

(f)	Pubco shall acquire from each Verano Blockerco Member that has entered into a Verano Blockerco Exchange Agreement the securities of the Verano Blockerco held by such Verano Blockerco Member in consideration for Pubco Subordinate Voting Shares in accordance with the Arrangement Agreement and applicable Verano Blockerco Exchange Agreement, and the name of such Verano Blockerco Member shall be added to the central securities register maintained by or on behalf of Pubco showing such holder as the registered holder of Pubco Subordinate Voting Shares so issued;

(g)	Upon the merger of LLC1 with and into Verano in accordance with and under the Delaware Limited Liability Company Act and the Verano Agreement and Plan of Merger, with Verano continuing as the surviving company under the laws of the State of Delaware and in the manner set out in the Verano Agreement and Plan of Merger, each of the following will occur:

(i)	Pubco shall issue to each Other Verano Unitholder in consideration for the Verano Units held by such Other Verano Unitholder, Pubco Subordinate Voting Shares and Pubco Proportionate Voting Shares in accordance with the Verano Agreement and Plan of Merger and the Arrangement Agreement and each such Other Verano Unitholder shall be added to the central securities register maintained by or on behalf of Pubco showing such Other Verano Unitholder as the registered holder of the Pubco Subordinate Voting Shares and Pubco Proportionate Voting Shares so issued;

(ii)	each unit of LLC1, issued and outstanding immediately prior to the Effective Time, shall be converted into and become one validly issued, fully paid and non-assessable Verano Unit after the Verano Merger; and

(iii)	in consideration of the issuance of the Pubco Subordinate Voting Shares and Pubco Proportionate Voting Shares pursuant to Subsection 3.2(g)(i) above, Verano (as the surviving company in connection with the Verano Merger) will issue one Verano Unit to Pubco for each Pubco Subordinate Voting Share issued and 100 Verano Units for each Pubco Proportionate Voting Share issued and, other than the one Verano Unit issued pursuant to Subsection 3.2(g)(ii) above, such Verano Units shall constitute the only outstanding Verano Units after the Verano Merger;

(h)	Pubco shall acquire from each Other Verano Subsidiary Owner the securities of the Partially-Owned Verano Subsidiary held by such Other Verano Subsidiary Owner in consideration for Pubco Subordinate Voting Shares and Pubco Proportionate Voting Shares in accordance with the applicable Verano Subsidiary Exchange Agreement and the name of such Other Verano Subsidiary Owner shall be added to the central securities register maintained by or on behalf of Pubco showing such Other Verano Subsidiary Owner as the registered holder of the Pubco Subordinate Voting Shares and/or Pubco Proportionate Voting Shares so issued;

(i)	Pubco shall assume the rights and obligations of Verano under the AME Agreement and Plan of Merger in accordance with the Pubco Assumption Agreement;

(j)	Pubco shall acquire from POR Holdings all of the POR Units held thereby in consideration for Pubco Subordinate Voting Shares and Pubco Proportionate Voting Shares in accordance with the POR Holdings Exchange Agreement and POR Holdings shall be added to the central securities register maintained by or on behalf of Pubco showing POR Holdings as the registered holder of the Pubco Subordinate Voting Shares and/or Pubco Proportionate Voting Shares so issued;

(k)	The AME Units held by each Canadian AME Member shall be contributed to Pubco pursuant to its AME Exchange Agreement and Pubco shall issue Pubco Subordinate Voting Shares and Pubco Proportionate Voting Shares in accordance with the applicable AME Exchange Agreement and the name of such Canadian AME Member shall be added to the central securities register maintained by or on behalf of Pubco showing such Canadian AME Member as the registered holder of the Pubco Subordinate Voting Shares and Pubco Proportionate Voting Shares so issued;

(l)	Upon the merger of LLC2 with and into AME in accordance with and under the Delaware Limited Liability Company Act and the AME Agreement and Plan of Merger, with AME continuing as the surviving company in the manner set out in the AME Agreement and Plan of Merger, each of the following will occur:

(i)	Pubco shall issue or pay to each AME Member that is not a Canadian AME Member in consideration for each issued and outstanding AME Unit held by each such AME Member Pubco Subordinate Voting Shares, Pubco Proportionate Voting Shares, the Cash Consideration payable on the Effective Date and Pubco Convertible Notes, as applicable, in accordance with AME Agreement and Plan of Merger and the Arrangement Agreement and such AME Member shall be added to the central securities register maintained by or on behalf of Pubco showing such AME Member as the registered holder of the Pubco Subordinate Voting Shares and/or Pubco Proportionate Voting Shares so issued;

(ii)	each unit of LLC2, issued and outstanding immediately prior to the Effective Time, shall be converted into and become one validly issued, fully paid and non-assessable AME Unit after the AME Merger; and

(iii)	in consideration of the issuance of the Pubco Subordinate Voting Shares, Pubco Proportionate Voting Shares and the Pubco Convertible Notes and the assumption of the obligation to pay the Cash Consideration pursuant to Subsection 3.2(l)(i) above, respectively, AME (as the surviving company in connection with the merger) will issue one AME Unit to Pubco for each Pubco Subordinate Voting Share issued and 100 AME Units for each Pubco Proportionate Voting Share issued and, other than the one AME Unit issued pursuant to Subsection 3.2(l)(ii) above, such AME Units shall constitute the only outstanding AME Units after the AME Merger;

(m)	Upon the merger of LLC3 with and into POR, in accordance with and under the Delaware Limited Liability Company Act and the AME Agreement and Plan of Merger, with POR continuing as the surviving company in the manner set out in the AME Agreement and Plan of Merger, each of the following will occur:

(i)	Pubco shall issue to each Other POR Owner in consideration for each POR Unit held by each Other POR Owner Pubco Subordinate Voting Shares and Pubco Proportionate Voting Shares in accordance with AME Agreement and Plan of Merger and the Arrangement Agreement and the Other POR Owner shall be added to the central securities register maintained by or on behalf of Pubco showing such Other POR Owner as the registered holder of Pubco Subordinate Voting Shares and Pubco Proportionate Voting Shares so issued;

(ii)	each unit of LLC3, issued and outstanding immediately prior to the Effective Time, shall be converted into and become one validly issued, fully paid and non-assessable POR Unit after the POR Merger; and

(iii)	in consideration of the issuance of the Pubco Subordinate Voting Shares and Pubco Proportionate Voting Shares issued pursuant to Subsection 3.2(m)(i) above, POR (as the surviving company in connection with the POR Merger) will issue one POR Unit to Pubco for each Pubco Subordinate Voting Share issued and 100 POR Units for each Pubco Proportionate Voting Share issued and, other than the one POR Unit issued pursuant to Subsection 3.2(m)(ii) above, such POR Units shall constitute the only outstanding POR Units after the POR Merger;

(n)	Upon the merger of LLC4 with and into RVC, in accordance with and under the Delaware Limited Liability Company Act and the AME Agreement and Plan of Merger, with RVC continuing as the surviving company in the manner set out in the AME Agreement and Plan of Merger, and each of the following will occur:

(i)	Pubco shall issue to each Other RVC Member in consideration for each RVC Unit held by each Other RVC Member Pubco Subordinate Voting Shares and Pubco Proportionate Voting Shares in accordance with the AME Agreement and Plan of Merger and the Arrangement Agreement and each Other RVC Member shall be added to the central securities register maintained by or on behalf of Pubco showing such Other RVC Member as the registered holder of Pubco Subordinate Voting Shares and Pubco Proportionate Voting Shares so issued;

(ii)	each unit of LLC4, issued and outstanding immediately prior to the Effective Time, shall be converted into and become one validly issued, fully paid and non-assessable RVC Unit after the RVC Merger; and

(iii)	in consideration of the issuance of the Pubco Subordinate Voting Shares, Pubco Proportionate Voting Shares issued pursuant to Subsection 3.2(n)(i) above, RVC (as the surviving company in connection with the merger) will issue one RVC Unit to Pubco for each Pubco Subordinate Voting Share issued and 100 RVC Units for each Pubco Proportionate Voting Share issued and, other than the one RVC Unit issued pursuant to Subsection 3.2(n)(ii) above, such RVC Units shall constitute the only outstanding RVC Units after the RVC Merger;

(o)	BC Newco and Pubco shall amalgamate to form one corporate entity, with the same effect as if they had amalgamated under Section 269 of the BCBCA except the separate legal existence of Pubco will not cease and Pubco will survive the amalgamation (Pubco, as such surviving entity, may be referred to herein as the “Resulting Issuer”). The BC Amalgamation is intended to qualify as an amalgamation as defined in subsection 87(1) of the Tax Act. Upon the BC Amalgamation:

(i)	without limiting the generality of the foregoing, BC Newco and Pubco shall amalgamate, the separate legal existence of BC Newco will cease without BC Newco being liquidated or wound-up, and BC Newco and Pubco shall continue as the Resulting Issuer, under the terms and conditions prescribed in this Plan of Arrangement;

(ii)	the Resulting Issuer shall become capable immediately of exercising the functions of an incorporated company;

(iii)	the Resulting Issuer shall have the name of Pubco;

(iv)	the shareholders of the Resulting Issuer shall have the powers and the liability provided in the BCBCA;

(v)	the property, rights and interests of each of BC Newco and Pubco shall continue to be the property, rights and interests of the Resulting Issuer, and such amalgamation shall not constitute an assignment by operation of law, an transfer or any other disposition of the property, rights and interests of Pubco to the Resulting Issuer;

(vi)	the Resulting Issuer shall continue to be liable for the obligations of BC Newco and Pubco;

(vii)	any legal proceedings being prosecuted or pending by or against BC Newco or Pubco may be prosecuted, or their prosecution may be continued as the case may be, by or against the Resulting Issuer;

(viii)	a conviction against, or a ruling, order or judgment in favour of or against, either BC Newco and Pubco may be enforced by or against the Resulting Issuer;

(ix)	the initial directors of the Resulting Issuer will be the Board Nominees;

(x)	the notice of articles and articles of the Resulting Issuer shall be substantially identical to the notice of articles and articles of Pubco immediately prior to the BC Amalgamation, and the registered office of the Resulting Issuer shall be the registered office of Pubco following the Continuance;

(xi)	each BC Newco Share held by a holder thereof will be cancelled and the holder’s name shall be removed from the register of holders of BC Newco Shares, and in consideration therefor, the holder thereof shall receive a fully paid and non-assessable Resulting Issuer Subordinate Voting Share on the basis of one Resulting Issuer Subordinate Voting Share for each BC Newco Share and the registered holder thereof shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to exchange such BC Newco Share in accordance herewith;

(xii)	each Pubco Share will be cancelled and the holder’s name shall be removed from the register of holders of such shares, and in consideration therefor, the holder thereof shall receive, in consideration for each Pubco Subordinate Voting Share, one Resulting Issuer Subordinate Voting Share, and in consideration for each Pubco Proportionate Voting Share, one Resulting Issuer Proportionate Voting Share, and the registered holder of the Pubco Shares shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to exchange such Pubco Shares in accordance herewith; and

( )	the amounts added to the capital of the Resulting Issuer Subordinate Voting Shares and Resulting Issuer Proportionate Voting Shares shall be amounts equal to the paid-up capital (as that term is used for purposes of the Tax Act) of the corresponding class of Pubco Shares (other than the Pubco Shares held by Pubco Dissenting Shareholders) immediately prior to the Effective Time, and an additional amount equal to the paid-up capital of the BC Newco Shares immediately prior to the Effective Time shall be added to the capital of the Resulting Issuer Subordinate Voting Shares; and

(p)	each Resulting Issuer Subordinate Voting Share held by the Initial BC Newco Shareholder shall, without any further action by or on behalf of the Initial BC Newco Shareholder, be, and shall be deemed to be, canceled and the holder’s name shall be removed from the central securities register of the Resulting Issuer, and in consideration therefor, the holder thereof shall receive a cash payment for such Resulting Issuer Subordinate Voting Share equal to $1.00.

Notwithstanding the foregoing and anything else in this Plan of Arrangement, none of the foregoing events or transactions shall occur or be deemed to occur unless all of the foregoing events and transactions occur or are deemed to occur.

3.3       Issuance of Additional Resulting Issuer Subordinate Voting Shares and Resulting Issuer Proportionate Voting Shares

(a)	Each holder of a Resulting Issuer Convertible Note shall be issued and shall receive, upon the due exercise by such holder of its conversion rights set forth therein, Resulting Issuer Subordinate Voting Shares and Resulting Issuer Proportionate Voting Shares, in accordance with the terms of such Resulting Issuer Convertible Note.

(b)	Each holder of Resulting Issuer Proportionate Voting Shares, including holders of Resulting Issuer Convertible Notes that exercise or convert into such shares, shall be issued and shall receive, upon the due conversion or exercise by the holder thereof, in accordance with the special rights and restrictions attached to the Resulting Issuer Proportionate Voting Shares, Resulting Issuer Subordinate Voting Shares.

3.4       Post-Effective Time Procedures

(a)	As soon as reasonably practicable following the Effective Time, the Resulting Issuer, shall deliver or arrange to be delivered to the Depository, if required such number of Resulting Issuer Proportionate Voting Shares and Resulting Issuer Subordinate Voting Shares in book-entry form or certificated form, as determined by the Resulting Issuer, required to be issued hereunder.

(b)	Subject to the provisions of Article 5 hereof, and upon return of a properly completed and executed Letter of Transmittal, by a registered former Pubco Shareholder, together with certificates, or in the case of shares in book-entry form or uncertificated form, an “agent’s message”, representing Pubco Shares and such other documents as the Depository may require, the Depository shall deliver to former Pubco Shareholders, Resulting Issuer Proportionate Voting Shares or Resulting Issuer Subordinate Voting Shares, as the case may be, in book-entry form and in accordance with the provisions of this Plan of Arrangement and to which they are entitled.

3.5           Fractional Resulting Issuer Securities

The Consideration to be issued under this Plan of Arrangement by Pubco and the Resulting Issuer may, in accordance with the Arrangement Agreement or applicable Transaction Agreement, include a fraction of a Pubco Subordinate Voting Share, Pubco Proportionate Voting Share, Resulting Issuer Subordinate Voting Share or Resulting Issuer Proportionate Voting Share.

3.6          Canadian Tax Election

Each Verano Blockerco Member and Canadian AME Member shall be entitled to make a tax election, pursuant to subsection 85(1) or 85(2) of the Tax Act, as applicable (and the analogous provisions of provincial income tax law). Any Verano Blockerco Member or Canadian AME Member who wants to make such election and otherwise qualifies to make such election may do so by providing to the Resulting Issuer two signed copies of the necessary election forms within 120 days following the Effective Date, duly completed. Thereafter, subject to the election forms complying with the provisions of the Tax Act (or applicable provincial or territorial income tax law), the forms will be signed by the Resulting Issuer and returned to such Verano Blockerco Member or Canadian AME Member by ordinary mail within 30 days after the receipt thereof by the Resulting Issuer for filing with the Canada Revenue Agency (or the applicable provincial or territorial taxing authority). The Resulting Issuer will not be responsible for the proper completion of any election form and, except for the obligation of the Resulting Issuer to so sign and return duly completed election forms which are received by the Resulting Issuer within 120 days of the Effective Date. The Resulting Issuer will not be responsible for any taxes, interest or penalties resulting from the failure by a Verano Blockerco Member or Canadian AME Member to properly complete or file the election forms in the form and manner and within the time prescribed by the Tax Act (or any applicable provincial or territorial legislation). In its sole discretion, the Resulting Issuer may choose to sign and return an election form received by it more than 120 days following the Effective Date, but the Resulting Issuer will have no obligation to do so.

ARTICLE 4

DISSENT RIGHTS

4.1       Rights of Dissent

(a)	Pursuant to the Interim Order, registered holders of Pubco Shares may exercise the Pubco Dissent Rights in connection with the Arrangement pursuant to and in the manner set forth in Division 2 of Part 8 of the BCBCA, as modified by the Interim Order, the Final Order and this Section 4.1, provided that the written notice of dissent to the Pubco Arrangement Resolution contemplated by Section 242 of the BCBCA must be received by Pubco not later than 10:00 a.m. (Toronto time) on the day that is two Business Days immediately preceding the date of the Pubco Meeting (as it may be adjourned or postponed from time to time). Each such Pubco Dissenting Shareholder who duly exercises its Pubco Dissent Rights in accordance with this Section 4.1, and who:

(i)	is ultimately determined to be entitled to be paid fair value for its Pubco Dissenting Shares by Pubco (which fair value, notwithstanding anything to the contrary contained in Section 245 of the BCBCA, shall be determined as of the close of business on the day before the Effective Date), shall be deemed to have irrevocably transferred its Pubco Dissenting Shares to Pubco in accordance with Section 3.2(a) in exchange for the right to be paid fair value for such Pubco Dissenting Shares, and Pubco shall thereupon be obligated to pay the amount ultimately determined to be the fair value of such Pubco Dissenting Shares; or

(ii)	is ultimately determined not to be entitled to be paid fair value for its Pubco Dissenting Shares by Pubco, for any reason, shall be deemed to have participated in the Arrangement on the same basis as a registered holder of a Pubco Share that has not exercised the Pubco Dissent Rights.

(b)	In no circumstances shall the Resulting Issuer, Pubco, Verano, or any other person be required to recognize a person purporting to exercise Pubco Dissent Rights after the completion of the step contemplated by Subsection 3.2(a), and each such Person who has exercised Pubco Dissent Rights will cease to be entitled to the rights of the registered holders of Pubco Shares, respectively, in respect of the shares in relation to which such Person has exercised such dissent rights, and the register for the Pubco Shares, will be amended to reflect that such former holder is no longer the holder of such shares as and from the completion of the step set forth in Subsection 3.2(a).

In addition to any other restrictions under the Interim Order and Division 2 of Part 8 of the BCBCA, and for greater certainty, Pubco Shareholders who vote, or who have instructed a proxyholder to vote, in favour of the Pubco Arrangement Resolution shall not be entitled to exercise Pubco Dissent Rights.

ARTICLE 5

DELIVERY OF SHARES

5.1       Delivery of Resulting Issuer Proportionate Voting Shares and Resulting Issuer Subordinate

Voting Shares

Subject to Section 5.4:

(a)	Upon surrender to the Depository for cancellation of a certificate, if any, or book-entry form,or an “agent’s message” evidencing the surrender of Affected Securities that immediately before the Effective Time represented one or more outstanding Affected Securities that were exchanged for Resulting Issuer Subordinate Voting Shares or Resulting Issuer Proportionate Voting Shares, as the case may be, pursuant to the Arrangement other than under an AME Exchange Agreement, POR Holdings Exchange Agreement or Verano Blockerco Exchange Agreement, together with the duly completed and executed Letter of Transmittal with respect to such shares and such additional documents and instruments as the Depository may reasonably require, the holder of such surrendered Affected Securities shall be entitled to receive in exchange therefor, and the Depository shall deliver to such holder following the Effective Time, such number of Resulting Issuer Subordinate Voting Shares and/or Resulting Issuer Proportionate Voting Shares in book-entry or certificated form, as determined by the Resulting Issuer, that such holder is entitled to receive pursuant to this Plan of Arrangement.

(b)	After the effective time of the BC Amalgamation and until surrendered for cancellation as contemplated by Subsection 5.1(a) hereof, each Pubco Share (other than Pubco Shares held immediately prior to such time by Pubco Dissenting Shareholders) and any certificates representing such Pubco Shares shall thenceforth be deemed at all times to represent only the right to receive in exchange therefor the securities of the Resulting Issuer that the holder is entitled to receive in accordance with this Plan of Arrangement.

5.2          Lost Certificates

If any certificate, that immediately prior to the Effective Time represented, or was deemed to represent, one or more outstanding securities to be deposited with the Depository under this Plan of Arrangement shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder claiming such certificate to be lost, stolen or destroyed, and the receipt by the Depository of a letter of transmittal, as applicable, the Depository shall deliver in exchange for such lost, stolen or destroyed certificate, the Consideration that such holder is entitled to receive in accordance with this Plan of Arrangement. When authorizing such delivery of the Consideration that such holder is entitled to receive in exchange for such lost, stolen or destroyed certificate, the holder to whom such Consideration is to be delivered shall, as a condition precedent to the delivery of such Consideration give a bond satisfactory to the Resulting Issuer or Pubco, as applicable, and the Depository (acting reasonably) in such amount as the Resulting Issuer or Pubco, as applicable, and the Depository (acting reasonably) may direct, or otherwise indemnify the Resulting Issuer or Pubco, as applicable, and the Depository in a manner satisfactory to such applicable party, and the Depository, acting reasonably, against any claim that may be made against the Resulting Issuer or Pubco or the Depository, as applicable, with respect to the certificate alleged to have been lost, stolen or destroyed and shall otherwise take such actions as may be required by the constating documents of the Resulting Issuer or Pubco as applicable.

5.3          Distributions with Respect to Unsurrendered Shares

No dividend or other distribution declared or made after the Effective Time with respect to the Resulting Issuer with a record date after the Effective Time shall be delivered to any former holder of Affected Securities unless and until the holder shall have complied with the provisions of Section 5.1 or Section 5.2 hereof, as applicable. Subject to applicable Law, at the time of such compliance, there shall, in addition to the delivery of Consideration to which such holder is thereby entitled, be delivered to such holder, without interest, the amount of the dividend or other distribution with a record date after the Effective Time theretofore paid with respect to the Resulting Issuer Proportionate Voting Shares or Resulting Issuer Subordinate Voting Shares net of any amount deducted or withheld therefrom in accordance with Section 5.4 hereof.

5.4          Withholding Rights

The Resulting Issuer, Pubco or the Depository, as applicable, shall deduct and withhold from all distributions or payments otherwise payable to any former Pubco Shareholder or former holder of Affected Securities (each an “Affected Person”) any amounts required to be deducted and withheld with respect to such payment under the Tax Act, the Code or any provision of any applicable federal, provincial, state, local or foreign Law or treaty, in each case, as amended (a “Withholding Obligation”). To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes hereof as having been paid to the Affected Person in respect of which such deduction and withholding was made, provided that such deducted or withheld amounts are actually remitted to the appropriate taxing authority. The Resulting Issuer or Pubco and the Depository shall also have the right to:

(a)	withhold and sell, on their own account or through a broker (the “Broker”), and on behalf of any Affected Person; or

(b)	require the Affected Person to irrevocably direct the sale through a Broker and irrevocably direct the Broker to pay the proceeds of such sale to the Resulting Issuer, Pubco or the Depository as appropriate (and, in the absence of such irrevocable direction, the Affected Person shall be deemed to have provided such irrevocable direction);

such number of Resulting Issuer Proportionate Voting Shares and Resulting Issuer Subordinate Voting Shares, issued or issuable to such Affected Person pursuant to this Plan of Arrangement as is necessary to produce sale proceeds (after deducting commissions payable to the broker and other costs and expenses) sufficient to fund any Withholding Obligations. Any such sale of Resulting Issuer Proportionate Voting Shares or Resulting Issuer Subordinate Voting Shares, as applicable, shall be effected on a public market in accordance with applicable securities Laws, and as soon as practicable following the Effective Date. None of the Resulting Issuer, the Depository or the broker will be liable for any loss arising out of any sale of such Resulting Issuer Shares including any loss relating to the manner or timing of such sales, the prices at which Resulting Issuer Shares are sold or otherwise. The Resulting Issuer and the Depository shall provide prior written notice of any intention to deduct or withhold under applicable Withholding Obligations from any distributions or payments otherwise payable to any Affected Person so as to give each such Affected Person the reasonable opportunity to provide the Resulting Issuer and the Depository with any information or documentation sufficient to reduce or eliminate such Withholding Obligations.

If the Resulting Issuer, Pubco or the Depository deducts or withholds any amount (or any Resulting Issuer Shares, as the case may be) pursuant to this Section 5.4, then:

(a)	the Resulting Issuer, Pubco or the Depository, as applicable, shall pay the full amount required to be deducted to the appropriate taxing authority on a timely basis and in accordance with applicable Law; and

(b)	as soon as practicable after payment of such amount to the appropriate taxing authority, the Resulting Issuer, Pubco or the Depository, as applicable, shall deliver to the Affected Person the original or certified copy of a receipt issued by such taxing authority evidencing such payment, and a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Affected Person.

5.5           Limitation and Proscription

To the extent that a former Pubco Shareholder or other Affected Person shall not have complied with the provisions of Section 5.1 or Section 5.2 hereof on or before the date that is six (6) years after the Effective Date (the “final proscription date”), then the Resulting Issuer Shares and any Resulting Issuer Convertible Note that such former Pubco Shareholder or other Affected Person was entitled to receive shall be automatically cancelled without any repayment of capital or other consideration in respect thereof and the original Resulting Issuer Convertible Note to which such former Pubco Shareholder or other Affected Person was entitled, shall be delivered to the Resulting Issuer by the Depository and certificates representing Resulting Issuer Shares shall be cancelled by the Resulting Issuer, and the interest of the former Pubco Shareholder or other Affected Person, in such Resulting Issuer Shares and any such Resulting Issuer Convertible Note to which it was entitled shall be terminated as of such final proscription date for no consideration.

5.6          No Liens

Any exchange, issuance or transfer of securities pursuant to this Plan of Arrangement shall be free and clear of any Liens of any kind.

5.7          No Liability

None of the Resulting Issuer, Pubco, Verano, Finco, AME, POR, RVC, Partially Owned Verano Subsidiaries or the Depository shall be liable to any Person in respect of any payment of Consideration otherwise payable pursuant to this Plan of Arrangement properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any certificate, instrument or agreement representing securities shall not have been surrendered, and an affidavit with respect thereto shall not have been delivered pursuant to Section 5.2, immediately prior to the date on which any Consideration to be paid upon surrender of such certificate, instrument or agreement representing securities would otherwise escheat to or become the property of any Governmental Entity, any such Consideration shall, to the extent permitted by applicable Law, become the property of the Resulting Issuer, free and clear of all claims of or interest of any Person previously entitled thereto.

5.8          Paramountcy

From and after the Effective Time: (i) this Plan of Arrangement shall take precedence and priority over any and all Pubco Shares, Pubco Convertible Notes, Finco Shares, Verano Units, AME Units, POR Units, RVC Units, BC Newco Shares, securities of Verano Blockercos and minority interests in Partially Owned Verano Subsidiaries that are exchanged with or contributed to Pubco pursuant to this Plan of Arrangement (the “Affected Securities”); (ii) the rights and obligations of the Resulting Issuer, the Depository, the Affected Persons and any transfer agent or other depository in relation thereto, shall be solely as provided for in this Plan of Arrangement; and (iii) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to the Affected Securities shall be deemed to have been exchanged, compromised, released and determined without liability except as set forth herein; provided, however, nothing in this Plan of Arrangement shall have the purpose or effect of compromising or affecting the rights as between 1235 Fund LP on the one hand and SOL Global Investments Corp., SOL Verano Blocker 2 Inc. and SOL Verano Blocker 1 Inc. on the other hand.

ARTICLE 6
AMENDMENTS

6.1       Amendments to Plan of Arrangement

(a)	The Parties reserve the right to amend, modify or supplement this Plan of Arrangement at any time and from time to time, provided, however, that each such amendment, modification or supplement must be: (i) set out in writing; (ii) agreed to in writing by each of the Transacting Parties; (iii) filed with the Court and, if made following the Pubco Meeting, approved by the Court; and (iv) communicated to holders or former holders of securities of Pubco if and as required by the Court.

(b)	Subject to the provisions of the Interim Order, any amendment, modification or supplement to this Plan of Arrangement may be proposed by a Transacting Party prior to the Pubco Meeting; provided, however, that the Transacting Parties shall have consented thereto in writing, with or without any other prior notice or communication, and, if so proposed and accepted by the Pubco Shareholders voting at the Pubco Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(c)	Any amendment, modification or supplement to this Plan of Arrangement that is approved by the Court following the Pubco Meeting shall be effective only if: (i) it is consented to in writing by the Transacting Parties; (ii) it is filed with the Court (other than amendments contemplated in Subsection 6.1(d), which shall not require such filing) and (iii) if required by the Court, it is consented to by Pubco Shareholders voting or consenting, as the case may be, in the manner directed by the Court.

(d)	Any amendment, modification or supplement to this Plan of Arrangement may be made by the Parties without the approval of or communication to the Court or the Pubco Shareholders, provided that it concerns a matter which, in the reasonable opinion of the Parties is of an administrative or ministerial nature required to better give effect to the implementation of this Plan of Arrangement and is not materially adverse to the financial or economic interests of any of the Pubco Shareholders, as applicable.

(e)	This Plan of Arrangement may be withdrawn prior to the Effective Time in accordance with the terms of the Arrangement Agreement.

ARTICLE 7

FURTHER ASSURANCES

7.1          Further Assurances

Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Arrangement Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out therein.